EXHIBIT 99.1

[FORM OF LETTER]

TRUMP ENTERTAINMENT RESORTS, INC.
1000 Broadway at Virginia Avenue
Atlantic City, New Jersey  08401

December 12, 2012

Dear Stockholder:

As you know, the Board of Directors (the “Board”) of Trump Entertainment Resorts, Inc. (the “Company”) has proposed, for consideration by the Company’s stockholders, an amendment (the “Proposed Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) pursuant to which the number of directors constituting the Company’s Board would be fixed from time to time by action of the Board at a number between five and eleven, as set forth in the Company’s proxy statement dated  November 1, 2012.   The Company’s stockholders are to vote on the Proposed Amendment at the continuation of the Company’s 2012 Annual Meeting, to be held at 5:30 pm, New York City time, on Thursday, December 13, 2012.

In connection with the stockholder vote on the Proposed Amendment at the 2012 Annual Meeting, the Company hereby confirms to you that its Board has agreed that, in the event the Proposed Amendment is approved by stockholders and becomes effective and thereafter the Board determines to increase the size of the Board beyond its current size of seven directors, (i) the size of the Board will be increased by two directors (but not by more than two or less than two), (ii) the two new directorships created thereby will be filled simultaneously, and (iii) at least one of the new directors will qualify as an “independent director” under the Company’s Corporate Governance Guidelines and under the rules and regulations promulgated by the Nasdaq Stock Market.

This agreement of the Board will remain in effect until the Company’s 2013 Annual Meeting, at which time the Board intends (i) to propose a further amendment to the Company’s Certificate of Incorporation to provide that the size of the Board cannot be less than five or more than nine directors, and (ii) to amend the Company’s Corporate Governance Guidelines to provide that if any additional Board seats are created by action of the Board, two new Board seats will be created, which will be filled simultaneously, with at least one of the newly appointed directors  qualifying as an “independent director” under the Company’s Corporate Governance Guidelines and under the rules and regulations promulgated by the Nasdaq Stock Market.

Very truly yours,

TRUMP ENTERTAINMENT RESORTS, INC.

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